Blend Announces Third Quarter 2022 Financial Results

Total revenue of $55.4 million led by Platform revenue resilience, offset by lower Title365 revenue

November 10, 2022

SAN FRANCISCO -- (BUSINESS WIRE) -- Blend Labs, Inc. (NYSE:BLND), a leader in cloud banking software, today announced its third quarter 2022 financial results.

“Blend’s third quarter results reflect steady progress, including important customer wins, high revenue retention, and an increase in mortgage banking market share amidst extremely challenging economic conditions,” said Nima Ghamsari, Head of Blend. “We are executing well on what we can control as we strengthen our positioning, including managing our costs, enhancing our pricing, diversifying our revenue sources through growth in our Consumer Banking & Marketplace offerings, and bringing exciting new products to our platform like Instant Home Equity. Our focus is on aligning strength with strength, delivering our broadening Blend Platform to the industry leaders best-positioned to win going forward.”

Financial Highlights

•Consolidated revenue of $55.4 million for the quarter
•3Q22 Blend Platform segment revenue of $36.1 million, up by almost $1.0 million, or approximately 3%, as compared to 3Q21, against a 63% decline in mortgage market volume in the same period, as measured by the Mortgage Bankers Association. Within Blend Platform:
◦3Q22 Mortgage Banking revenue of $19.9 million, down by $7.4 million, or 27%, as compared to 3Q21
◦3Q22 Consumer Banking & Marketplace revenue was $15.3 million, up by $8.7 million, or 132%, as compared 3Q21, led by $6.1 million in migration of software-enabled title revenue, primarily from the transition of Mr. Cooper title volume to the Blend platform
•Title365 segment revenue was $19.3 million, down $35.2 million from 3Q21, or 65%, reflecting the increase in interest rates and the corresponding decrease in refinance transactions year-on-year as well as the transition of Mr. Cooper title volume to the Blend platform
•In 3Q22, Blend recorded a $57.9 million impairment of intangible assets and goodwill related to the Title365 segment, resulting in a full write off of these assets as of September 30, 2022

Third Quarter Customer and Product Achievements; Cost Saving Initiatives

•Continued expansion of customer base by adding SchoolsFirst Federal Credit Union, the fifth largest credit union in the U.S., as measured by assets
•Launched Instant Home Equity, a new consumer banking product, and signed Mountain America Credit Union, one of the largest home equity lenders in the country to that product
•Blend’s market adjusted net revenue retention increased to 190%, reflecting continued adoption of multiple product lines, with 75% of the total customer base using two or more products as compared to 62% in 3Q21
•Grew total consumer banking transactions by 145,000 transactions year-on-year to approximately 229,000 in 3Q22, driven by higher home equity volumes and the launch of additional customers on the consumer banking platform
•Disciplined cost management, including through workforce reduction initiatives this year that eliminated over 500 positions in aggregate, or nearly a quarter of our workforce (as of January 1, 2022), with a focus on streamlining the Company’s title operations in alignment with changing market conditions

Third Quarter Financial Summary

Total third quarter revenue was $55.4 million, with Blend Platform segment revenue of $36.1 million dollars, up 3% year-over-year, and Title365 segment revenue of $19.3 million dollars, down 65% year-over-year, reflecting continued decline of industry refinance volume and migration of software-enabled title revenue from the Title365 segment to the Blend Platform segment.

Mortgage Banking revenue decreased by $7.4 million, or 27% as compared to the same period in the prior year, despite an estimated 63% decline of mortgage origination volume during this period. Consumer Banking and Marketplace revenue was $15.3 million for the third quarter, up from $6.6 million in the prior-year period, primarily from the migration of $6.1 million of software-enabled title revenue from the Title365 segment, and to a lesser extent, revenue from personal and home equity loans and Blend’s verification of income product. Professional Services revenue was slightly lower at $0.9 million, as compared to $1.2 million in the prior year period.

Third quarter cost of revenue was $34.2 million, down $15.0 million, or 30% year-over-year, primarily reflecting the decrease in title volume.

Third quarter GAAP gross profit was $21.1 million, down $19.2 million, or 48% year-over-year. Current-period gross profit includes $19.4 million attributable to Blend Platform and $1.7 million to Title365.

Third quarter non-GAAP gross profit was $21.6 million, down $19.0 million, or 47% year-over-year. Current-period non-GAAP gross profit includes $19.8 million attributable to Blend Platform and $1.8 million to Title365.

GAAP loss from operations was $129.9 million for the third quarter of 2022, compared to $70.5 million in the third quarter of 2021. GAAP loss from operations includes a $57.9 million non-cash impairment charge to the intangible assets and goodwill within our Title365 reporting segment. The impairment was the result of a decline in the fair value of the Title365 reporting unit as of September 30, 2022 as compared to its carrying amount.

Non-GAAP loss from operations was $37.1 million for the third quarter of 2022, compared to $21.1 million in the third quarter of 2021.

Liquidity and Capital Resources

As of September 30, 2022, Blend had cash, cash equivalents, and marketable securities totaling $400.8 million, with total debt outstanding of $225.0 million in the form of the Company’s five-year term loan. Blend’s $25.0 million revolving line of credit remains undrawn.

Full Year 2022 Revenue Guidance

Blend updated its 2022 revenue guidance as follows:

$ in millions	Blend Platform	Title365	Blend Labs, Inc. (Consolidated)
Full Year 2022 Revenue Guidance	$134 - 136	$101 - 104	$235 - 240

Blend’s updated 2022 revenue guidance reflects the following:
•Total consolidated revenue range of $235 million to $240 million.
•We are narrowing the range of consolidated revenue, reflecting the strength of our performance amidst the expected reduced industry mortgage volumes. Full year guidance now reflects 56% yearly decline in full year mortgage volumes from 2021 to 2022 as projected by the Mortgage Bankers Association, compared to 41% projected decline as of last quarter.

•We note that economic conditions, including those affecting the levels of real estate and mortgage activity, remain highly uncertain.

Webcast Information

On Thursday, November 10, 2022 at 4:30 pm ET, Blend will host a live discussion of its third quarter 2022 financial results. A link to the live discussion will be made available on the Company's investor relations website at https://investor.blend.com. A replay will also be made available following the discussion at the same website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, quotations of management, and the “Full Year 2022 Revenue Guidance” sections above, expectations of future results of operations or Blend’s financial performance, market size and growth opportunities, macroeconomic and industry conditions, capital expenditures, plans for future operations, competitive position, technological capabilities, strategic relationships, Blend’s opportunity to increase market share and penetration in its existing customers, projections for a sharp decrease in mortgage loan origination volumes, declines in refinancing volumes and the expected impact on Blend’s Platform and Title365 businesses, Blend’s ability to create long-term value for our customers, and Blend’s expectations for changes in revenue, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other comparable terminology that concern Blend’s expectations, strategy, plans or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith beliefs and assumptions as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include the risks that: changes in economic conditions, such as mortgage interest rates, credit availability, real estate prices, inflation or consumer confidence, adversely affect our industry, markets and business, we fail to retain our existing customers or to acquire new customers in a cost-effective manner; our customers fail to maintain their utilization of our products and services; our relationships with any of our key customers were to be terminated or the level of business with them significantly reduced over time; we are unable to compete in highly competitive markets; we are unable to manage our growth; we are unable to make accurate predictions about our future performance due to our limited operating history in an evolving industry and evolving markets; we are unable to successfully integrate or realize the benefits of our acquisition of Title365; our restructuring actions do not result in the desired outcomes or adversely affect our business, or impairment charges on certain assets have an adverse effect on our financial condition and results of operations. Further information on these risks and other factors that could affect our financial results are set forth in our filings with the Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 that will be filed following this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These factors could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. Except as required by law, Blend does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

About Non-GAAP Financial Measures and Other Key Metrics

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain, and the conference call will contain, non-GAAP financial measures, including non-GAAP gross profit, non-GAAP operating expenses, non-GAAP loss from operations, non-GAAP net loss, and non-GAAP net loss per share. These non-GAAP financial measures adjust the related GAAP financial measures to exclude non-cash stock-based compensation and warrant amortization expense, amortization of acquired intangible assets, impairment of goodwill and intangible assets, restructuring costs, non-recurring acquisition-related costs, non-recurring income tax expenses or benefits related to acquisitions, and the effect of changes in foreign currency exchange rates. Our management uses these non-GAAP financial measures internally in analyzing our financial results and believes they are useful to investors, as a supplement to the corresponding GAAP financial measures, in evaluating our ongoing operational performance and trends, in allowing for greater transparency with respect to measures used by our management in their financial and operational decision making, and in comparing our results of operations with other companies in the same industry, many of which present similar non-GAAP financial measures to help investors understand the operational performance of their businesses. However, it is important to note that the particular items we exclude from, or include in, our non-GAAP financial measures may differ from the items excluded from, or included in, similar non-GAAP financial measures used by other companies in the same industry. In addition, other companies may utilize metrics that are not similar to ours.

The non-GAAP financial information is presented for supplemental informational purposes only and is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. There are material limitations associated with the use of non-GAAP financial measures since they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements. Please see the reconciliation tables at the end of this release for the reconciliation of GAAP and non-GAAP results. Management encourages investors and others to review Blend’s financial information in its entirety and not rely on a single financial measure.

We adjust the following items from our non-GAAP financial measures:

Stock-based compensation and amortization of warrant. We exclude stock-based compensation and amortization of warrant, which are non-cash expenses, from our non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions, and expense related to stock-based awards can vary significantly based on the timing, size and nature of awards granted.

Amortization of acquired intangible assets. We exclude amortization of acquired intangible assets, which is a non-cash expense, from our non-GAAP financial measures. We exclude these amortization expenses because we do not believe these expenses have a direct correlation to the operation of our business.

Impairment of intangible assets and goodwill. We exclude impairment of intangible assets and goodwill, which are non-cash charges, from our non-GAAP financial measures. These charges are unusual in nature and we do not believe these charges have a direct correlation to the operation of our business.

Restructuring costs. We exclude restructuring costs as these costs primarily include employee severance and other costs directly associated with resource realignments incurred in connection with changing strategies or business conditions. These costs can vary significantly in amount and frequency based on the nature of the actions as well as the changing needs of our business and we believe that excluding them provides easier comparability of pre- and post-restructuring operating results.

Foreign currency gains and losses. We exclude unrealized gains and losses resulting from remeasurement of assets and liabilities from foreign currency into the functional currency as we do not believe these gains and losses to be indicative of our business performance and excluding these gains and losses provides information consistent with how we evaluate our operating results.

Acquisition-related costs. We exclude costs related to acquisitions from our non-GAAP financial measures as we do not consider these costs to be related to organic continuing operations of the acquired business or relevant to assessing the long-term performance of the acquired assets. These adjustments allow for more accurate comparisons of the financial results to historical operations and forward looking guidance. These costs include financial advisory, legal, accounting and other transactional costs incurred in connection with acquisition activities, and non-recurring transition and integration costs.

Gains related to carrying value adjustments of non-marketable equity securities. We exclude gains related to the carrying value adjustments of non-marketable equity securities because we do not believe these non-cash gains have a direct correlation to the operation of our business.

Income taxes. We exclude non-cash non-recurring tax benefits from our non-GAAP financial measures. These tax benefits consist of the changes in the valuation allowance resulting from acquisitions and from changes in U.S. tax law requiring capitalization and amortization of research and development costs for tax purposes.

About Blend

Blend is the infrastructure powering the future of banking. Financial providers — from large banks, fintechs, and credit unions to community and independent mortgage banks — use Blend’s platform to transform banking experiences for their customers. Blend powers billions of dollars in financial transactions every day. To learn more, visit www.blend.com.

Blend Labs, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$114,380	$213,082
Marketable securities	286,397	334,147
Trade and other receivables, net of allowance for credit losses of $670 and $1,371, respectively	27,538	34,076
Prepaid expenses and other current assets	25,445	31,713
Total current assets	453,760	613,018
Property and equipment, net	6,037	6,155
Operating lease right-of-use assets	13,005	14,713
Intangible assets, net	2,131	173,008
Goodwill	—	287,228
Deferred contract costs	1,956	4,178
Restricted cash, non-current	5,358	5,358
Other non-current assets	10,521	8,828
Total assets	$492,768	$1,112,486
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,550	$6,160
Deferred revenue	9,959	8,068
Accrued compensation	13,753	18,140
Other current liabilities	17,829	27,662
Total current liabilities	44,091	60,030
Operating lease liabilities, non-current	12,090	14,607
Other non-current liabilities	5,584	13,415
Debt, non-current, net	215,955	213,843
Total liabilities	277,720	301,895
Commitments and contingencies
Redeemable noncontrolling interest	39,482	35,949
Stockholders’ equity:
Preferred stock, $0.00001 par value: 200,000 shares authorized and no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Class A, Class B and Class C Common Stock, $0.00001 par value: 3,000,000 (Class A 1,800,000, Class B 600,000, Class C 600,000) shares authorized; 237,577 (Class A 224,944, Class B 12,633, Class C 0) and 230,324 (Class A 217,691, Class B 12,633, Class C 0) shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	1,260,092	1,218,213
Accumulated other comprehensive loss	(2,160)	(808)
Accumulated deficit	(1,082,368)	(442,765)
Total stockholders’ equity	175,566	774,642
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$492,768	$1,112,486

Blend Labs, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$55,353	$89,568	$192,416	$153,505
Cost of revenue	34,243	49,241	117,172	72,461
Gross profit	21,110	40,327	75,244	81,044
Operating expenses:
Research and development	34,240	25,518	104,846	63,476
Sales and marketing	20,518	21,957	65,297	56,093
General and administrative	32,140	59,024	105,714	94,488
Amortization of acquired intangible assets	275	4,364	8,411	4,364
Impairment of intangible assets and goodwill	57,857	—	449,680	—
Restructuring	5,936	—	12,316	—
Total operating expenses	150,966	110,863	746,264	218,421
Loss from operations	(129,856)	(70,536)	(671,020)	(137,377)
Interest expense	(6,158)	(5,615)	(17,442)	(5,615)
Other income (expense), net	3,281	121	3,378	383
Loss before income taxes	(132,733)	(76,030)	(685,084)	(142,609)
Income tax (expense) benefit	(14)	(300)	2,717	44,978
Net loss	(132,747)	(76,330)	(682,367)	(97,631)
Less: Net loss (income) attributable to noncontrolling interest	6,619	(595)	42,764	(595)
Net loss attributable to Blend Labs, Inc.	(126,128)	(76,925)	(639,603)	(98,226)
Less: Accretion of redeemable noncontrolling interest to redemption value	(7,847)	—	(46,297)	—
Net loss attributable to Blend Labs, Inc. common stockholders	$(133,975)	$(76,925)	$(685,900)	$(98,226)

Net loss per share attributable to Blend Labs, Inc. common stockholders:
Basic	$(0.57)	$(0.38)	$(2.95)	$(0.99)
Diluted	$(0.57)	$(0.38)	$(2.95)	$(0.99)
Weighted average shares used in calculating net loss per share:
Basic	235,267	200,176	232,717	99,645
Diluted	235,267	200,176	232,717	99,645

Comprehensive loss:
Net loss	$(132,747)	$(76,330)	$(682,367)	$(97,631)
Unrealized gain (loss) on marketable securities	835	(92)	(1,512)	(83)
Foreign currency translation gain	55	—	160	—
Comprehensive loss	(131,857)	(76,422)	(683,719)	(97,714)
Less: Comprehensive loss (income) attributable to noncontrolling interest	6,619	(595)	42,764	(595)
Comprehensive loss attributable to Blend Labs, Inc.	$(125,238)	$(77,017)	$(640,955)	$(98,309)

Blend Labs, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net loss	$(682,367)	$(97,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	81,511	54,049
Depreciation and amortization	10,153	6,765
Impairment of intangible assets and goodwill	449,680	—
Amortization of deferred contract costs	3,560	3,856
Amortization of debt discount and issuance costs	2,187	684
Amortization of operating lease right-of-use assets	2,661	2,251
Release of valuation allowance and change in deferred taxes	(2,864)	(46,511)
Gain on investment in equity securities	(2,884)	—
Other	1,960	1,316
Changes in operating assets and liabilities:
Trade and other receivables	7,162	(2,061)
Prepaid expenses and other assets, current and non-current	3,824	(18,186)
Deferred contract costs, non-current	2,222	2,111
Accounts payable	(3,610)	2,183
Deferred revenue	1,891	(3,594)
Accrued compensation	(4,387)	950
Operating lease liabilities	(2,663)	(2,151)
Other liabilities, current and non-current	(11,121)	11,589
Net cash used in operating activities	(143,085)	(84,380)
Investing activities
Purchases of marketable securities	(96,218)	(316,819)
Maturities of marketable securities	139,872	108,682
Purchases of property and equipment	(1,610)	(1,085)
Investment in non-marketable equity securities	—	(2,500)
Investment in note receivable	—	(3,000)
Acquisition of Title365, net of cash acquired	—	(400,014)
Net cash provided by (used in) investing activities	42,044	(614,736)
Financing activities
Proceeds from initial public offering, net of underwriters' fees and issuance costs	(391)	368,853
Proceeds from debt financing, net of issuance costs	—	218,816
Proceeds from exercises of stock options, including early exercises, net of repurchases	2,570	24,075
Proceeds from issuance of Convertible Preferred Stock, net of issuance costs	—	309,701
Proceeds from exercises of Convertible Preferred Stock warrants	—	10,172
Proceeds from repayment of employee promissory note collateralized by common stock	—	2,881
Net cash provided by financing activities	2,179	934,498
Effect of exchange rates on cash, cash equivalents, and restricted cash	160	—
Net (decrease) increase in cash, cash equivalents, and restricted cash	(98,702)	235,382
Cash, cash equivalents, and restricted cash at beginning of period	218,440	46,288
Cash, cash equivalents, and restricted cash at end of period	$119,738	$281,670
Reconciliation of cash, cash equivalents, and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$114,380	$276,063
Restricted cash	5,358	5,607
Total cash, cash equivalents, and restricted cash	$119,738	$281,670

Blend Labs, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$190	$490
Cash paid for interest	$18,558	$1,594
Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs not yet paid	$—	$2,169
Vesting of early exercised stock options	$3,673	$3,346
Issuance of warrant in connection with debt financing	$—	$6,789
Right-of-use assets obtained in exchange for lease obligations	$977	$—
Accretion of redeemable noncontrolling interest to redemption value	$46,297	$—

Blend Labs, Inc.
Revenue Disaggregation
(In thousands)
(Unaudited)

	Three Months Ended September 30,
	2022		2021
Blend Platform revenue:					YoY change
Mortgage Banking	$19,920	55%	$27,318	78%	(27)%
Consumer Banking and Marketplace	15,265	42%	6,569	19%	132%
Professional Services	865	3%	1,194	3%	(28)%
Total Blend Platform revenue	36,050	100%	35,081	100%	3%
Title365 revenue	19,303		54,487		(65)%
Total revenue	$55,353		$89,568		(38)%

	Nine Months Ended September 30,
	2022		2021
Blend Platform revenue:					YoY change
Mortgage Banking	$68,297	67%	$79,131	80%	(14)%
Consumer Banking and Marketplace	31,003	30%	16,799	17%	85%
Professional Services	3,221	3%	3,088	3%	4%
Total Blend Platform revenue	102,521	100%	99,018	100%	4%
Title365 revenue	89,895		54,487		65%
Total revenue	$192,416		$153,505		25%

Blend Labs, Inc.
Reconciliation of GAAP to non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended September 30, 2022			Three Months Ended September 30, 2021
Gross Profit Reconciliation	GAAP Gross Profit	Non-GAAP adjustments(1)	Non-GAAP gross profit	GAAP Gross Profit	Non-GAAP adjustments(1)	Non-GAAP gross profit
Blend Platform	$19,437	$313	$19,750	$22,489	$208	$22,697
Title365	1,673	139	1,812	17,838	38	17,876
Total	$21,110	$452	$21,562	$40,327	$246	$40,573

	Nine Months Ended September 30, 2022			Nine Months Ended September 30, 2021
Gross Profit Reconciliation	GAAP Gross Profit	Non-GAAP adjustments(1)	Non-GAAP gross profit	GAAP Gross Profit	Non-GAAP adjustments(1)	Non-GAAP gross profit
Blend Platform	$56,976	$1,000	$57,976	$63,206	$423	$63,629
Title365	18,268	495	18,763	17,838	38	17,876
Total	$75,244	$1,495	$76,739	$81,044	$461	$81,505

Blend Labs, Inc.
Reconciliation of GAAP to non-GAAP Measures
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
GAAP operating expenses	$150,966	$110,863	$746,264	$218,421
Non-GAAP adjustments:
Stock-based compensation(1) and amortization of warrant	27,499	43,216	80,040	53,842
Amortization of acquired intangible assets(2)	275	4,364	8,411	4,364
Impairment of intangible assets and goodwill(3)	57,857	—	449,680	—
Restructuring(4)	5,936	—	12,316	—
Acquisition-related expenses(5)	732	1,573	2,956	12,415
Non-GAAP operating expenses	$58,667	$61,710	$192,861	$147,800

GAAP loss from operations	$(129,856)	$(70,536)	$(671,020)	$(137,377)
Non-GAAP adjustments:
Stock-based compensation(1) and amortization of warrant	27,951	43,462	81,535	54,303
Amortization of acquired intangible assets(2)	275	4,364	8,411	4,364
Impairment of intangible assets and goodwill(3)	57,857	—	449,680	—
Restructuring(4)	5,936	—	12,316	—
Acquisition-related expenses(5)	732	1,573	2,956	12,415
Non-GAAP loss from operations	$(37,105)	$(21,137)	$(116,122)	$(66,295)

GAAP net loss	$(132,747)	$(76,330)	$(682,367)	$(97,631)
Non-GAAP adjustments:
Stock-based compensation(1) and amortization of warrant	27,951	43,462	81,535	54,303
Amortization of acquired intangible assets(2)	275	4,364	8,411	4,364
Impairment of intangible assets and goodwill(3)	57,857	—	449,680	—
Restructuring(4)	5,936	—	12,316	—
Acquisition-related expenses(5)	732	1,573	2,956	12,415
Gain on investment in equity securities(9)	(2,884)	—	(2,884)	—
Foreign currency gains and losses(6)	122	—	349	—
Income tax benefit(7)	—	—	(2,864)	(45,302)
Non-GAAP net loss	$(42,758)	$(26,931)	$(132,868)	$(71,851)

GAAP basic net loss per share	$(0.57)	$(0.38)	$(2.95)	$(0.99)
Non-GAAP adjustments:
Net (loss) income attributable to noncontrolling interest(8)	(0.03)	—	(0.18)	0.01
Accretion of redeemable noncontrolling interest to redemption value(8)	0.03	—	0.20	—
Stock-based compensation(1) and amortization of warrant	0.11	0.22	0.36	0.55
Amortization of acquired intangible assets(2)	—	0.02	0.04	0.04
Impairment of intangible assets and goodwill(3)	0.25	—	1.93	—
Restructuring(4)	0.03	—	0.05	—
Acquisition-related expenses(5)	—	0.01	0.01	0.12
Gain on investment in equity securities(9)	(0.01)	—	(0.01)	—
Foreign currency gains and losses(6)	—	—	—	—
Income tax benefit(7)	—	—	(0.01)	(0.45)
Non-GAAP basic net loss per share	$(0.19)	$(0.13)	$(0.56)	$(0.72)

(1) Stock-based compensation by function:
Cost of revenue	$452	$246	$1,495	$461
Research and development	12,274	3,685	34,656	7,903
Sales and marketing	2,749	1,836	8,451	5,133
General and administrative	12,476	37,657	36,909	40,552
Total	$27,951	$43,424	$81,511	$54,049

(2) Amortization of acquired intangible assets represents non-cash amortization of customer relationships acquired in connection with the Title365 acquisition.
(3) Impairment of intangible assets and goodwill relates to charges recorded based on the results of the interim quantitative impairment analysis performed in the three months ended June 30, 2022 and in the three months ended September 30, 2022, in response to certain triggering events, such as a continued decline in economic and market conditions, decline in our market capitalization, and current and projected declines in the operating results of the Title365 reporting unit.
(4) The restructuring charges relate to the April Plan and the August Plan, under which we eliminated approximately 200 and 140 positions, respectively, as part of our broader efforts to improve cost efficiency and better align our operating structure with our business activities.

(5) Acquisition-related expenses include non-recurring due diligence, transaction and integration costs recorded within general and administrative expense.
(6) Foreign currency gains and losses include transaction gains and losses incurred in connection with our operations in India.
(7) Income tax benefit represents the non-recurring release of historical valuation allowance resulting from changes in U.S. tax law requiring capitalization and amortization of research and development costs for tax purposes.
(8) Net (loss) income attributable to noncontrolling interest and accretion of redeemable noncontrolling interest to redemption value relate to the 9.9% non-controlling interest in our Title365 subsidiary.
(9) Gain on investment in equity securities represents an adjustment to the carrying value of the non-marketable security without a readily determinable fair value to reflect observable price changes.

Contacts:

Investor Relations
ir@blend.com

Media
Jacqueline Quasney
press@blend.com